Exhibit 99.1
Cronos Group Reports 2019 Fourth Quarter and Full-Year Results

Completed Audit Committee Review and Restated Certain 2019 Unaudited Interim Financial Statements

Expanded Canadian distribution to new provinces and product categories across the adult-use market

Established Cronos Fermentation, a critical step in advancing the production of cultured cannabinoids in partnership with Ginkgo Bioworks

Enhanced research and development capabilities at the Peace Naturals Campus

Advanced operational readiness of Cronos Israel with GAP and GMP certifications

TORONTO, March 30, 2020 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2019 fourth quarter and full-year business results.

The Audit Committee of the Cronos Group Board of Directors has completed its review of certain bulk resin purchases and sales of products through the wholesale channel. Following completion of the review, and on the recommendation of the Audit Committee and advice from the Company’s independent auditor, KPMG LLP, the Board determined that Cronos Group will restate its unaudited interim financial statements for the first, second and third quarters of 2019. Accordingly, the Company reduced revenue for the three months ended March 31, 2019 by C$2.5 million and the three months ended September 30, 2019 by C$5.1 million.

“We are pleased that the Audit Committee has completed its review, and that Cronos Group is now current with the filing of our financial reports. As we move forward, we are committed to improving our internal controls and financial reporting practices, maintaining the highest standards of transparency and accountability, and enhancing our capabilities and resources across functions to support our strategy,” said Mike Gorenstein, CEO of Cronos Group.

“Cronos Group ended 2019 with a strong foundation and balance sheet, and a clear focus on achieving our core strategic initiatives to drive long-term, sustainable growth. Importantly, we expanded our Canadian distribution footprint, broadened our brand portfolio, enhanced our global supply chain capabilities and advanced our breakthrough intellectual property and research and development initiatives. While the world currently faces an unprecedented time of uncertainty related to COVID-19, we believe we are well-positioned to build on these accomplishments as we maintain our investments in brands and products that will resonate with adult consumers and generate sustainable, long-term value for shareholders.”

Financial Results

(in thousands of USD)	Three months December 31,		Change		Year ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Net revenue
United States	$2,693	$—	$2,693	N/A	$3,364	$—	$3,364	N/A
Rest of World	4,615	4,285	330	8%	20,386	12,121	8,265	68%
Consolidated net revenue	7,308	4,285	3,023	71%	23,750	12,121	11,629	96%

Gross profit (loss)	(20,375)	1,880	(22,255)	(1184)%	(17,864)	6,213	(24,077)	(388)%
Gross margin	(279)%	44%	—	(323)pp	(75)%	51%	—	(126)pp

Reported operating loss	$(63,869)	$(8,871)	$(54,998)	620%	$(121,484)	$(21,341)	$(100,143)	469%
Adjusted operating loss (i)	(56,601)	(8,871)	(47,730)	538%	(114,216)	(21,341)	(92,875)	435%

Other Data
Cash and cash equivalents					1,199,693	23,927	1,175,766	4914%
Short-term investments					306,347	—	306,347	N/A
Capital expenditures	757	32,676	(31,919)	(98)%	38,953	88,586	(49,633)	(56)%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted operating loss
(ii)  Dollar amounts are as of the last day of the period indicated

Fourth Quarter 2019

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Net revenue of $7.3 million in Q4 2019 increased by $3.0 million from Q4 2018, primarily driven by an increase in the volume of products sold in the Rest of World segment and the Redwood acquisition, partially offset by a decrease in the price of products sold in the Rest of World segment.

•	Gross profit (loss) of ($20.4) million in Q4 2019 decreased by $22.3 million from Q4 2018, primarily driven by the inventory write-down of $24.0 million.

•
The Company incurred an inventory write-down of $24.0 million, made up of a one-time charge of $1.9 million, related to the repurposing of certain facilities at the Peace Naturals Campus, and a $22.1 million write-down on cannabis plants, based on the estimated market value of the specific strains previously in production, and cannabis oil, primarily driven by downward pressure in market prices during the year. If we were to adjust for the effects of the inventory write-down, gross profit in Q4 2019, would have been $3.6 million, representing a gross margin of 50%. We anticipate inventory write-downs in the short-term due to pricing pressures in the marketplace and while the Company executes its operational repurposing of the Peace Naturals Campus.

•
Reported operating loss of ($63.9) million in Q4 2019 increased by $55.0 million from Q4 2018, primarily driven by the inventory write-down in Q4 2019, one-time charges related to the repurposing of certain facilities at the Peace Naturals Campus, an increase in general and administrative expenses in order to support Cronos Group’s growth strategy, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

•
Adjusted operating loss of ($56.6) million in Q4 2019 increased by $47.8 million from Q4 2018, primarily driven by inventory write-downs in Q4 2019 and an increase in general and administrative expenses in order to support Cronos Group’s growth strategy, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

Full-Year 2019

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Net revenue of $23.8 million in Full-Year 2019 increased by $11.6 million from Full-Year 2018, primarily driven by an increase in the volume of sales in the Rest of World Segment due to increases in production, increases in the volume of wholesale sales and the launch of the adult-use market in Canada.

•	Gross profit (loss) of ($17.9) million in Full-Year 2019 decreased by $24.1 million from Full-Year 2018, primarily driven by the inventory write-down of $29.4 million.

•
The Company incurred an inventory write-down of $29.4 million, made up of a one-time charge of $1.9 million, related to the repurposing of certain facilities at the Peace Naturals Campus, and a $27.5 million write-down on cannabis plants, based on the estimated market value of the specific strains previously in production, and cannabis oil, primarily driven by downward pressure in market prices during the year. If we were to adjust for the effects of the inventory write-downs, gross profit in Full-Year 2019, would have been $11.6 million, representing a gross margin of 49%.

•
Reported operating loss of ($121.5) million in Full-Year 2019 increased by $100.1 million from Full-Year 2018, primarily driven by inventory write-downs in Full-Year 2019, an increase in general and administrative expenses in order to support Cronos Group’s growth strategy, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs related to the Company’s two research partnerships and one-time charges related to the repurposing of certain facilities at the Peace Naturals Campus.

•
Adjusted operating loss of ($114.2) million in Full-Year 2019 increased by $92.9 million from Full-Year 2018, primarily driven by inventory write-downs in Full-Year 2019, an increase in general and administrative expenses in order to support Cronos Group’s growth strategy, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs related to the Company’s two research partnerships.

Business Updates

Brand Portfolio

In December 2019, Cronos Group launched cannabis vaporizer devices for the Canadian adult-use market under the COVE™ and Spinach™ brands. In conjunction with this launch, the Company created new, tailored 510 thread vaporizer product lines for the COVE™ and Spinach™ brands, including cartridges that are tamper resistant, made from high-quality stainless-steel components and food grade silicone and have rechargeable draw batteries to prevent overheating. The formulations use premium cannabis extract and come in all-natural terpene-rich flavors. The vaporizer products are currently available at cannabis control authorities in Ontario, British Columbia, Manitoba, New Brunswick, and Nova Scotia, as well as from private-sector retailers in Saskatchewan.

In the fourth quarter, we successfully executed three holiday pop-up shops in Los Angeles and New York City to provide consumers with a curated retail experience of its Lord Jones™ products.

Cronos Group made the decision to pause distribution of PEACE+™ hemp-derived CBD tinctures through Altria Group. Inc.’s (“Altria”) sales and distribution network. Cronos Group remains focused on meeting the demands of adult consumers and will continue to evaluate other product formats and categories that we believe may be more suitable for the PEACE+TM brand in the evolving environment.

Global Sales and Distribution

In the fourth quarter, Cronos Group began selling cannabis flower and extract products to cannabis control authorities in Alberta, Manitoba, and Quebec. In addition to the new territories, the Company sells dried flower, pre-rolls, cannabis oils and cannabis extracts through its adult-use brands, COVE™ and Spinach™, to cannabis control authorities in Ontario, British Columbia, Nova Scotia and Prince Edward Island, as well as to private-sector retailers in Saskatchewan.

On October 25, 2019, Cronos Australia announced the closing of an A$20.0 million initial public offering. Cronos Group currently holds approximately 31 percent of the issued capital of Cronos Australia. With the initial public offering complete, Cronos Group is positioned to continue participating in Cronos Australia’s growth in the medicinal market in the Asia-Pacific region while generating value for the Company’s shareholders.

In the fourth quarter of 2019, Cronos Group completed its first test export of PEACE NATURALS™ branded cannabis oil products to Cronos Australia for distribution to the Australian medical market.

Global Supply Chain

In November 2019, Cronos Group began an operational redesign at the Peace Naturals Campus to better align the business with our strategic priorities. As part of this effort, specific facilities at the Peace Naturals Campus are in the process of being repurposed from cultivation to R&D, with a focus on developing new technologies for value-added product manufacturing, and production of derivative products. This redesign will also increase vault and warehousing capabilities at the facility.

In the fourth quarter of 2019, the Company recorded pre-tax charges of $7.2 million related to the repurposing efforts at the Peace Naturals Campus, with $1.9 million associated with an inventory write-down and $5.3 million of operating expenses, primarily related to impairment costs. The Company does not expect to incur any further significant costs related to the repurposing activities.

The Cronos Israel facility continues to move closer to operational readiness. Construction of Cronos Israel’s greenhouse and facility was completed in the third quarter of 2019. In December 2019, Cronos Israel successfully achieved GAP certification for propagation and cultivation, as well as GMP certification for the manufacturing and production facilities. Commencement of operations at the Cronos Israel facility will be subject to obtaining the remaining necessary cannabis production licenses under applicable law.

Intellectual Property Initiatives

Ginkgo Bioworks (“Ginkgo”) has filed certain patent applications pertaining to biosynthesis of cannabinoids to protect intellectual property developed as part of the research progressing under the partnership with Cronos Group. Under the partnership, Cronos Group is the exclusive licensee of the intellectual property covered by the patent applications for the target cannabinoids.

In July 2019, Cronos Group acquired a GMP compliant fermentation and manufacturing facility (“Cronos Fermentation”) in Winnipeg, Manitoba. The acquisition is expected to provide the fermentation and manufacturing capabilities needed in order to capitalize on the progress underway with Ginkgo by enabling Cronos Group to produce high-quality cannabinoids at scale using fermentation. In November 2019, a team of engineers, scientists, production and quality assurance personnel previously employed by Apotex Fermentation Inc., joined Cronos Group.

Cronos Group commenced work on developing scale-up and downstream processes at Cronos Fermentation, while in parallel Ginkgo develops microorganisms for producing cultured cannabinoids. As Cronos Group develops the processes and parameters, these learnings will be applied for the strains that will be utilized for commercial production of cultured cannabinoids. Commercial production at the facility is subject to completion of the equipment alignment for cannabinoid-based production, the receipt of the appropriate licenses from Health Canada and the achievement of the relevant milestones under the Ginkgo Strategic Partnership.

Update on COVID-19

Despite the significant challenges posed by the outbreak of COVID-19, as a designated essential business, Cronos Group’s global facilities currently remain operational. During this unprecedented time, the health, safety and well-being of our employees and our consumers remains Cronos Group’s top priority. The Company has business continuity plans in place to support its employee base while continuing to develop and produce reliable, high-quality products that meet the needs of consumers. As part of this, the Company implemented certain measures such as, among other measures, work-from-home policies for certain employees, enhanced hygiene and sanitation practices, modified schedules and social distancing protocols at the Peace Naturals Campus, Redwood, Cronos Fermentation, OGBC and Cronos Israel facilities. Cronos Group will continue to act in accordance with guidance from local, federal and international health and governmental authorities, and is prepared to make additional operational adjustments as necessary.

The spread and impact from COVID-19 on the global economy continues to rapidly evolve, and the ultimate impact of the COVID-19 outbreak is uncertain and subject to change. Despite Cronos Group’s business continuity efforts, the Company may see an impact on certain parts of its business and operations such as operational capacity or supply chain delays. The Company continues to closely monitor the rapidly evolving COVID-19 situation, and the impact it may have on the Company, its customers and its supply chain.

Rest of World Results

Cronos Group’s Rest of World reporting segment includes results of the Company’s operations for all markets outside of the United States of America. Cronos Group owns and operates license holders, Peace Naturals and OGBC, and currently sells dried flower, pre-rolls and cannabis extracts in the Canadian adult-use and medical markets. The Company established strategic joint ventures in Canada, Israel and Colombia. Cronos Group currently exports cannabis products to countries that permit the import of such products, such as Germany and Australia.

(in thousands of USD )	Three months December 31,		Change		Year ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Cannabis flower	$2,877	$3,228	$(351)	(11)%	$15,020	$9,210	$5,810	63%
Cannabis extracts	1,678	1,028	650	63%	5,338	2,732	2,606	95%
Other	60	29	31	107%	28	179	(151)	(84)%
Net revenue	4,615	4,285	330	8%	20,386	12,121	8,265	68%

Gross profit	(21,805)	1,880	(23,685)	(1,260)%	(19,737)	6,213	(25,950)	(418)%
Gross margin	(472)%	44%	—	(516)pp	(97)%	51%	—	(148)pp

Reported operating loss	$(59,066)	$(8,871)	$(50,195)	566%	$(106,928)	$(21,341)	$(85,587)	401%
Adjusted operating loss (i)	(51,798)	(8,871)	(42,927)	484%	(99,660)	(21,341)	(78,319)	367%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted operating loss

Fourth Quarter 2019

•
Net revenue of $4.6 million in Q4 2019 increased by $0.3 million from Q4 2018, primarily driven by the introduction of vaporizer products and an increase in the volume of products sold, which were partially offset by a decrease in the price of products sold.

•	Gross profit (loss) of ($21.8) million in Q4 2019 decreased by $23.7 million from Q4 2018, primarily driven by the inventory write-down of $24.0 million.

•
The Company incurred an inventory write-down of $24.0 million, made up of a one-time charge of $1.9 million, related to the repurposing of certain facilities at the Peace Naturals Campus, and a $22.1 million write-down on cannabis plants, based on the estimated market value of the specific strains previously in production, and cannabis oil, primarily driven by downward pressure in market prices during the year. If we were to adjust for the effects of the inventory write-down, gross profit in Q4 2019, would have been $2.2 million, representing a gross margin of 48%. We anticipate inventory write-downs in the short-term due to pricing pressures in the marketplace and while the Company executes its operational repurposing of the Peace Naturals Campus.

•
Reported operating loss of ($59.1) million in Q4 2019 increased by $50.2 million from Q4 2018, primarily driven by the inventory write-down in Q4 2019, one-time charges related to the repurposing of certain facilities at the Peace Naturals Campus, an increase in general and administrative expenses in order to support the segment's growth, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

•
Adjusted operating loss of ($51.8) million in Q4 2019 increased by $42.9 million from Q4 2018, primarily driven by inventory write-downs in Q4 2019 and an increase in general and administrative expenses in order to support the segment's growth, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

Full-Year 2019

•
Net revenues of $20.4 million in Full-Year 2019 increased by $8.3 million from Full-Year 2018, primarily driven by higher volume of wholesale sales and an increase in the volume of products sold due to increased cannabis production and the growth of the adult-use market in Canada.

•	Gross profit (loss) of ($19.7) million in Full-Year 2019 decreased by $26.0 million from Full-Year 2018, primarily driven by the inventory write-down of $29.4 million.

•
The Company incurred an inventory write-down of $29.4 million, made up of a one-time charge of $1.9 million, related to the repurposing of certain facilities at the Peace Naturals Campus, and a $27.5 million write-down on cannabis plants, based on the estimated market value of the specific strains previously in production, and cannabis oil, primarily driven by downward pressure in market prices during the year. If we were to adjust for the effects of the inventory write-downs, gross profit in Full-Year 2019, would have been $9.7 million, representing a gross margin of 48%.

•
Reported operating loss of ($106.9) million in Full-Year 2019 increased $85.6 million from Full-Year 2018, primarily driven by inventory write-downs in Q4 2019, one-time charges related to the repurposing of certain facilities at the Peace Naturals Campus, an increase in general and administrative expenses in order to support the segment's growth, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

•
Adjusted operating loss of ($99.7) million in Full-Year 2019 increased by $78.3 million from Full-Year 2018, primarily driven by inventory write-downs in Q4 2019, an increase in general and administrative expenses in order to support the segment's growth, an increase in sales and marketing in order to create, build and develop brands and an increase in R&D costs.

United States Results

As a result of Cronos Group’s acquisition of Redwood on September 5, 2019, a manufacturer and distributor of hemp-derived CBD infused products in the United States under the brand, Lord Jones™, the Company established the United States reporting segment.

(in thousands of USD)	Three months December 31		Change		Year ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Net revenue	$2,693	—	N/A	N/A	$3,364	—	N/A	N/A

Gross profit	1,430	—	N/A	N/A	1,873	—	N/A	N/A
Gross margin	53%	—	N/A	N/A	56%	—	N/A	N/A

Reported operating loss	$(1,797)	—	N/A	N/A	$(2,777)	—	N/A	N/A

Fourth Quarter 2019

•	Net revenues of $2.7 million in Q4 2019, driven by expanded distribution of Lord JonesTM branded products through online sales and an increased retail channel footprint.

•	Gross profit of $1.4 million in Q4 2019, driven by strong sales prices and brand equity. Gross margin for Q4 2019 was 53%.

•
Operating loss of ($1.8) million in Q4 2019, driven by increased investments in sales and marketing and general and administrative expenses as the business focuses on growth prospects and developing new brands and products.

Full-Year 2019

•	Net revenue of $3.4 million in Full-Year 2019, driven by the Redwood Acquisition on September 5, 2019.

•	Gross profit of $1.9 million in Full-Year 2019, driven by sales through e-commerce, retail and hospitality channels within Q4 2019. Gross margin in Full-Year 2019 was 56%.

•
Operating loss of $2.8 million in Full-Year 2019, driven by the increase in gross profit and the increased sales and marketing costs incurred in relation to the preparation for the launch of the PEACE+™ U.S hemp-derived CBD brand, as well as the introduction of several new U.S. hemp-derived CBD products under the Lord Jones™ brand.

Conference Call

The Company will host a conference call and live audio webcast on Monday, March 30, 2020 at 5:30 p.m. EDT to discuss 2019 fourth quarter and full-year results, the Company's outlook and other matters. The call will last approximately one hour. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 6999389

About Cronos Group

Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global health and wellness platform, two adult-use brands, COVE™ and Spinach™, and two hemp-derived CBD brands, Lord Jones™ and PEACE+™. For more information about Cronos Group and its brands, please visit: www.thecronosgroup.com.

Forward-looking statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•
the uncertainties associated with the COVID-19 pandemic, including our ability to continue operations, the ability of our suppliers and distribution channels to continue to operate, and the use of our products by consumers;

•
laws and regulations and any amendments thereto applicable to our business and the impact thereof including uncertainty regarding the application of United States (“U.S.”) state and federal law to U.S. hemp (including CBD) products and the scope of any regulations by the U.S. Federal Drug Administration (the “FDA”), the U.S. Federal Trade Commission (the “FTC”), the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;

•	expectations regarding the regulation of the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture (the “USDA”);

•	the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;

•	our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;

•
the ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products, including through the Redwood Acquisition (as defined herein) and cannabis products in jurisdictions where such products are legal and that we currently operate in;

•	the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;

•	the anticipated benefits and impact of the Altria Group Inc.’s C$2.4 billion (approximately $1.8 billion) investment in us (the “Altria Investment”);

•	the potential exercise of the warrant held by Altria Group Inc., pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;

•	expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;

•
the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;

•
expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks, Inc.;

•	our ability to execute on our strategy and the anticipated benefits of such strategy;

•
the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;

•	the future performance of our business and operations;

•	our competitive advantages and business strategies;

•	the competitive conditions of the industry;

•	the expected growth in the number of customers using our products;

•	our ability or plans to identify, develop, commercialize or expand our technology and research and development (“R&D”) initiatives in cannabinoids, or the success thereof;

•	expectations regarding acquisitions and the anticipated benefits therefrom, including the Redwood Acquisition and the acquisition of certain assets from Apotex Fermentation Inc.;

•	expectations regarding revenues, expenses and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;

•	the expected growth in our growing, production and supply chain capacities;

•	expectations regarding the resolution of litigation and other legal proceedings;

•	expectations with respect to future production costs;

•	expectations with respect to future sales and distribution channels;

•	the expected methods to be used to distribute and sell our products;

•	our future product offerings;

•	the anticipated future gross margins of our operations;

•	accounting standards and estimates;

•	expectations regarding our distribution network; and

•	expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) management’s perceptions of historical trends, current conditions and expected future developments; (ii) our ability to generate cash flow from operations; (iii) general economic, financial market, regulatory and political conditions in which we operate; (iv) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (v) consumer interest in our products; (vi) competition; (vii) anticipated and unanticipated costs; (viii) government regulation of our activities and products including but not limited to the areas of taxation and environmental protection; (ix) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (x) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xi) our ability to conduct operations in a safe, efficient and effective manner; (xii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xiii) our ability to continue to operate in light of the COVID-19 pandemic and the impact of the pandemic on sales of our products and our distribution channels; and (xiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the use of our products; that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; disruption from the Altria Investment making it more difficult to maintain relationships with customers, employees or suppliers; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities, self-regulatory organizations, plaintiffs in litigation or persons threatening litigation; changes in regulatory requirements in relation to our business and products; and the factors discussed under the heading “Risk Factors” in this press release. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as at and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned that the Forward-Looking Statements may not be appropriate for any other purpose. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

Use of Non-GAAP Measures

Cronos Group reports its financial results in accordance with accounting principles generally recognized in the United States (“GAAP”). However, management use various measures which are not recognized under GAAP such as adjusted operating loss, adjusted operating loss by business segment and adjusted earnings before interest, tax depreciation and amortization (“Adjusted EBITDA”). These non-GAAP measures may not be calculated the same as similarly titled measures used by other companies and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes these measures provide useful insight into underlying trends and results and will provide a more meaningful comparison of year-over-year results, going forward. Management uses these metrics for planning, forecasting and evaluating business and financial performance, including allocating resources. Reconciliations of each non-GAAP measure to US GAAP recognized measures are provided below.

Cronos Group Inc.
Consolidated Balance Sheets
As of December 31, 2019 and 2018
(In thousands of USD)

	As of December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$1,199,693	$23,927
Short-term investments	306,347	—
Accounts receivable, net of current expected credit loss ("CECL") of $136 and $37 as of December 31, 2019 and 2018, respectively	4,638	3,052
Other receivables	7,232	2,507
Current portion of loans receivable	4,664	230
Prepaids and other assets	9,395	2,842
Inventory	38,043	7,386
Total current assets	1,570,012	39,944
Investments in equity accounted investees	557	2,960
Advances to joint ventures	19,437	4,689
Other investments	—	297
Loan receivable	44,967	—
Property, plant and equipment	161,809	125,905
Right-of-use assets	6,546	125
Intangible assets	72,320	8,237
Goodwill	214,794	1,314
Total assets	$2,090,442	$183,471

Liabilities
Current liabilities
Accounts payable and other liabilities	$35,301	$33,239
Current portion of lease obligation	427	30
Derivative liabilities (Note 28)	297,160	—
Total current liabilities	332,888	33,269
Due to non-controlling interests	1,844	1,566
Lease obligation	6,680	87
Total liabilities	341,412	34,922
Commitments and contingencies (Note 21 & 22)
Shareholders’ equity
Share capital (authorized: 2019 and 2018 – unlimited; issued: 2019 – 348,817,472; 2018 – 178,720,022)	561,165	175,001
Additional paid-in capital	23,234	11,263
Retained earnings (accumulated deficit)	1,137,646	(27,945)
Accumulated other comprehensive income (loss)	27,838	(9,870)
Total equity attributable to shareholders of Cronos Group	1,749,883	148,449
Non-controlling interests	(853)	100
Total shareholders' equity	1,749,030	148,549
Total liabilities and shareholders' equity	$2,090,442	$183,471
See notes to consolidated financial statements.

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the years ended December 31, 2019, 2018, and 2017
(In thousands of USD, except share and per share amounts)

	Year ended December 31,
	2019	2018	2017
Net revenue, before excise taxes	$25,639	$13,234	$3,147
Excise taxes	(1,889)	(1,113)	—
Net revenue	23,750	12,121	3,147
Cost of sales	12,174	5,908	1,573
Inventory write-down	29,440	—	—
Gross profit (loss)	(17,864)	6,213	1,574
Operating expenses
Sales and marketing	23,045	3,173	443
Research and development	12,155	1,814	—
General and administrative	49,372	13,447	4,904
Share-based payments	11,619	8,151	1,931
Depreciation and amortization	2,101	969	417
Repurposing charges	5,328	—	—
Total operating expenses	103,620	27,554	7,695
Operating loss	(121,484)	(21,341)	(6,121)
Other income (expense)
Interest income (expense)	27,982	83	(97)
Financing and transaction costs	(32,208)	—	—
Gain on revaluation of derivative liabilities (Note 28)	1,276,819	—	—
Gain on revaluation of financial liabilities	197	—	—
Gain on disposal of Whistler	15,530	—	—
Gain on other investments	747	164	3,746
Share of income (loss) from investments in equity accounted investees	(2,009)	(723)	127
Total other income (expense)	1,287,058	(476)	3,776
Income (loss) before income taxes	1,165,574	(21,817)	(2,345)
Income tax recovery	—	—	(862)
Net income (loss)	$1,165,574	$(21,817)	$(1,483)
Net income (loss) attributable to:
Cronos Group	$1,166,506	$(21,636)	$(1,483)
Non-controlling interests	(932)	(181)	0
	$1,165,574	$(21,817)	$(1,483)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$37,687	$(12,337)	$2,456
Gain on revaluation and disposal of other investments, net of tax	—	3	415
Unrealized gains reclassified to net income	—	—	(12)
Total other comprehensive income (loss)	37,687	(12,334)	2,859
Comprehensive income (loss)	$1,203,261	$(34,151)	$1,376
Comprehensive income (loss) attributable to:
Cronos Group	$1,204,214	$(33,964)	$1,376
Non-controlling interests	(953)	(187)	—
	$1,203,261	$(34,151)	$1,376
Net income (loss) per share
Basic	$3.76	$(0.13)	$(0.01)
Diluted	3.33	(0.13)	(0.01)
Weighted average number of outstanding shares
Basic	310,067,179	172,269,170	134,803,542
Diluted	342,811,992	172,269,170	176,789,161
See notes to consolidated financial statements.

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the quarters ended December 31, 2019 and 2018
(In thousands of USD, except share and per share amounts)

	Three months ended December 31,
	2019	2018
Net revenue, before excise taxes	$7,915	5,398
Excise taxes	(607)	(1,113)
Net revenue	7,308	4,285
Cost of sales	3,667	2,405
Inventory write-down	24,016	—
Gross profit	(20,375)	1,880
Operating expenses
Sales and marketing	13,324	1,970
Research and development	6,079	1,814
General and administrative	14,314	4,544
Share-based payments	3,670	2,183
Depreciation and amortization	779	240
Repurposing costs	5,328	—
Total operating expenses	43,494	10,751
Operating loss	(63,869)	(8,871)
Other income (expense)
Interest income (expense)	7,514	177
Financing and transaction cost	(524)	—
Gain (loss) on revaluation of derivative liabilities (Note 11)	118,811	—
Gain on other investments	2	(225)
Gain on disposal of Whistler Medical Marijuana Company	32	(15)
Share of income (loss) from investments in equity accounted investees	(505)	(758)
Gain (loss) on revaluation of financial liabilities	50	—
Total other income (expense)	125,380	(821)
Income (loss) before income taxes	61,511	(9,692)
Income tax recovery	58	—
Net income (loss)	61,569	(9,692)
Net income (loss) attributable to:
Cronos Group	$62,005	(9,558)
Non-controlling interests	(436)	(134)
	$61,569	(9,692)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$28,264	(8,511)
Gain on revaluation and disposal of other investments, net of tax	—	3
Total other comprehensive income (loss)	$28,264	(8,508)
Comprehensive income (loss)
Comprehensive income (loss) attributable to:
Cronos Group	$90,284	(18,056)
Non-controlling interests	(451)	(144)
	$89,833	(18,200)
Net income (loss) per share
Basic	$0.18	$(0.05)
Diluted	0.16	(0.05)
Weighted average number of outstanding shares
Basic	345,981,864	178,720,022
Diluted	375,318,457	178,720,022

Cronos Group Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2019, 2018, and 2017
(In thousands of USD)

	Year ended December 31,
	2019	2018	2017
Operating activities
Net income (loss)	$1,165,574	$(21,817)	$(1,483)
Items not affecting cash:
Inventory write-down	29,440	—	—
Share-based payments	11,619	8,151	1,931
Depreciation and amortization	3,913	1,937	768
Share of loss (income) from investments in equity accounted investees	2,009	723	(127)
Non-cash repurposing costs	4,439	—	—
Gain on disposal of Whistler	(15,530)	—	—
Gain on revaluation of derivative liabilities (Note 28)	(1,276,819)	—	—
Gain on revaluation of financial liabilities	(197)	—	—
Gain on other investments	(747)	(164)	(3,746)
Deferred income tax expense (recovery)	—	—	(862)
Foreign exchange gain	115	(9)	—
Non-cash sales and marketing	410	—	—
Non-cash interest	(25)	—	—
Net changes in non-cash working capital	(54,208)	3,662	(759)
Cash flows used in operating activities	(130,007)	(7,517)	(4,278)
Investing activities
Purchase of short-term investments, net	(299,923)	—	—
Repayment of purchase price liability	—	—	(1,997)
Investments in equity accounted investees	(1,658)	(480)	(830)
Investment in Vivo	—	—	(783)
Proceeds from sale of other investments	19,614	747	8,388
Payment to exercise Vivo warrants	—	(88)	(1,749)
Advances to joint ventures	(15,135)	(5,358)	—
Purchase of property, plant and equipment, net of disposals	(38,664)	(88,308)	(32,926)
Payment of accrued interest on construction loan payable	(89)	(143)	—
Purchase of intangible assets	(289)	(278)	—
Acquisition of Redwood	(224,295)	—	—
Advances on loans receivable	(43,337)	—	—
Proceeds from repayment of loans receivable	237	—	—
Cash flows used in investing activities	(603,539)	(93,908)	(29,897)
Financing activities
Repayment of lease obligations	(919)	—	—
Proceeds from Altria Investment	1,809,556	—	—
Proceeds from exercise of Top-up Rights	67,051	—	—
Proceeds from exercise of warrants and options	1,455	2,612	1,697
Withholding taxes paid on share appreciation rights	(915)	(16)	—
Proceeds from share issuance	—	115,510	38,542
Share issuance costs	(3,722)	(7,577)	(2,114)
Proceeds from construction loan payable	—	11,583	5,022
Repayment of construction loan payable	(15,971)	—	—
Advance under Credit Facility	48,715	—	—
Repayment of Credit Facility	(48,309)	—	—
Repayment of mortgage payable	—	—	(3,084)
Transaction costs paid on construction loan payable	—	—	(989)
Cash flows provided by financing activities	1,856,941	122,112	39,074
Effect of foreign currency translation on cash and cash equivalents	52,371	(4,085)	(152)
Increase in cash and cash equivalents	1,175,766	16,602	4,747
Cash and cash equivalents, beginning of period	23,927	7,325	2,578
Cash and cash equivalents, end of period	$1,199,693	$23,927	$7,325

See notes to consolidated financial statements.
Cronos Group Inc.
Consolidated Statements of Cash Flows
For the quarters ended December 31, 2019 and 2018
(In thousands of USD)

	Three months December 31,
	2019	2018
Operating activities
Net income (loss)	61,570	(9,692)
Items not affecting cash:
Inventory write down	24,016	—
Share-based payments	3,670	2,182
Depreciation and amortization	957	928
Share of loss (income) from investments in equity accounted investees	505	773
Non-cash repurposing costs	4,439	—
Gain on disposal of Whistler	(33)	—
Gain on revaluation of derivative liabilities	(118,811)	—
Gain on revaluation of financial liabilities	(50)	—
Gain on other investments	(2)	225
Deferred income tax (recovery) expense	(58)	—
Foreign exchange gain	(692)	(1)
Non-cash sales and marketing	410	—
Non-cash interest	(25)	—
Net changes in non-cash working capital	(29,110)	23,882
Cash flows used in operating activities	(53,214)	18,297
Investing activities
Purchase of short term investments	84,365	—
Repayment of purchase price liability	—	—
Investments in equity accounted investees	—	(326)
Proceeds from sale of other investments	—	(10)
Payment to exercise Vivo Cannabis ("Vivo") warrants	—	1
Advances to joint ventures	816	(2,291)
Purchase of property, plant and equipment	(1,042)	(32,625)
Payments of interest on construction in progress	—	2
Purchase of intangible assets	285	(51)
Acquisition of Redwood	2,929	—
Advances on loans receivable	(10,325)	—
Proceeds from repayment of loans receivable	(1)	—
Cash assumed on acqusition	(2,957)	—
Cash assumed on acquisition of Cronos Israel	—	(998)
Cash flows used in investing activities	74,070	(36,298)
Financing activities
Advance from non-controlling interests	(183)	—
Repayment of lease liabilities	(505)	—
Proceeds from Altria Investment	—	—
Proceeds from exercise of Top-up Rights	35,485	—
Proceeds from exercise of options and warrants	—	(15)
Withholding taxes paid on share appreciation rights	(54)	(16)
Proceeds from share issuance	—	—
Share issuance costs	—	26
Proceeds from construction loan payable	—	11,583
Repayment of construction loan payable	—	—
Advance under Credit Facility	—	—
Repayment of Credit Facility	—	—
Repayment of mortgage payable	—	—
Transaction costs paid on construction loan payable	—	—
Cash flows provided by financing activities	34,743	11,578
Effect of foreign currency translation on cash and cash equivalents	29,680	(1,782)
Increase (decrease) in cash and cash equivalents	85,279	(8,205)
Cash and cash equivalents, beginning of period	1,114,414	32,132
Cash and cash equivalents, end of period	$1,199,693	$23,927

Non-GAAP Measures

The Company uses certain measures that are not recognized under GAAP. These financial measures are not recognized under GAAP, do not have a standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as a supplement to those GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported GAAP measure. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.

Adjusted operating loss
Management reviews operating loss on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include repurposing charges. Management does not view these items to be part of underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results.

Management believes that adjusted operating loss provides useful insight into underlying business trends and results and provides a more meaningful comparison of year-over-year results. Management uses adjusted operating loss for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

(In thousands of USD)	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Reported operating loss	$(63,869)	$(8,871)	$(121,484)	$(21,341)
Adjustments
Repurposing charges	7,268	—	7,268	—
Adjusted operating loss	(56,601)	(8,871)	(114,216)	(21,341)

Adjusted operating loss by business segment
Management reviews segment operating loss, which excludes corporate expenses, and adjusted operating loss by business segment, which further excludes certain income and expense items that management believes are not part of the underlying segment’s operations. Corporate expenses are expenses that relate to the consolidated business and not to an individual operating segment while the income and expenses items include repurposing charges. Management does not view the income and expense items above to be part of underlying results of the segment as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results.

Management believes that adjusted operating loss by business segment provides useful insight into underlying segment trends and results and will provide a more meaningful comparison of year-over-year results, going forward. Management uses adjusted operating loss by business segment for planning, forecasting and evaluating segment performance, including allocating resources and evaluating results relative to employee compensation.

(In thousands of USD)	Year ended December 31, 2019
	US	RoW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(2,777)	$(106,928)	$(109,705)	$(11,779)	$(121,484)
Adjustments
Repurposing charges	—	7,268	7,268	—	7,268
Adjusted operating loss	(2,777)	(99,660)	(102,437)	(11,779)	(114,216)

(In thousands of USD)	Three months December 31, 2019
	US	RoW	Total Segments	Corporate Expenses	Total
Reported operating loss	$(1,797)	$(59,066)	$(60,863)	$(3,006)	$(63,869)
Adjustments
Repurposing charges	—	7,268	7,268	—	7,268
Adjusted operating loss	(1,797)	(51,798)	(53,595)	(3,006)	(56,601)

Adjusted EBITDA
Adjusted earnings before interest, tax depreciation and amortization (“Adjusted EBITDA”) is used by management as a supplemental measure to review and assess operating performance and trends on a comparable basis with the rest of the industry, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

Management reviews EBITDA on an adjusted basis, which excludes net income attributable to non-controlling interests, repurposing charges and special items. Special items consist of financing and transaction costs, other non-cash gains (losses) and other unforeseeable, non-recurring charges which management has described below.

(In thousands of USD)	Three months December 31,		Year ended December 31,
	2019	2018	2019	2018
Net income (loss)	$61,569	$(9,692)	$1,165,574	$(21,817)
Adjustments
Interest expense (income)	(7,514)	(177)	(27,982)	(83)
Income tax expense (recovery)	—	—	—	—
Repurposing charges	7,268	—	7,268	—
Financing and transaction costs	524	—	32,208	—
Loss (gain) on revaluation of derivative liabilities	(118,811)	—	(1,276,819)	—
Loss (gain) on revaluation of financial liabilities	(50)	—	(197)	—
Loss (gain) on disposal of investments	(34)	240	(16,277)	(164)
Share of loss (income) from equity accounted investees	505	758	2,009	723
Share-based payments	3,670	2,183	11,619	8,151
Adjusted EBIT	(52,873)	(6,688)	(102,597)	(13,190)
Adjustments
Depreciation and amortization	957	928	3,913	1,937
Adjusted EBITDA	(51,916)	(5,760)	(98,684)	(11,253)

Special Items

Management does not view any of the following special items to be part of the underlying results as they may be highly variable, may be infrequent, may be unpredictable and may distort underlying business results and trends.

Peace Natural Campus repurposing charges

•
In Q4 of 2019, Cronos Group recorded pre-tax charges of $7.2 million related to the Company’s decision to redesign its efforts at the Peace Naturals Campus, which includes impairment costs, inventory write-down, and employee termination benefits.

Financing and transaction costs

•
In Full-Year 2019, Cronos Group recorded pre-tax charges of $32.2 million related to the Altria Investment; acquisition related costs associated with the Cronos Fermentation and Redwood transactions; and a term loan credit facility.

•	No financing and transaction costs were recorded in 2018.

Gain on revaluation of derivative liabilities

•
In Q4 2019, Cronos Group recorded a pre-tax unrealized gain of $118.8 million primarily resulting from the non-cash change in the fair value of financial derivative liabilities associated with the investment by Altria Group, Inc. (“Altria”).

•
In Full-Year 2019, Cronos Group recorded a pre-tax unrealized gain of $1,276.8 million primarily resulting from the non-cash change in the fair value of financial derivative liabilities associated with the investment by Altria.

Gain on disposal of investments

•
In Full-Year 2019, Cronos Group recorded a pre-tax gain of $21.5 million primarily related to the disposal of shares in Whistler Marijuana Company (“Whistler”) to Aurora Cannabis Inc. (“Aurora”) in connection with Aurora’s acquisition of Whistler.

•	In Full-Year 2018, Cronos Group recorded a pre-tax gain of $0.2 million related to the disposal of its investment in AB Cann Global Corporation.

Foreign currency exchange rates

All currency amounts in this Press Release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of December 31, 2019 and December 31, 2018. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	As at December 31,
	2019	2018	2017
Average rate	1.3268	1.2955	1.2969
Spot rate	1.2990	1.3639	1.2571

For further information, please contact:
Anna Shlimak
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com